UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2021

SeaSpine Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36905	47-3251758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5770 Armada Drive Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

760-727-8399

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SPNE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2021, SeaSpine Holdings Corporation (the “Company”) entered into an Arrangement Agreement, or the Arrangement Agreement, with 7D Surgical Inc., a corporation incorporated under the laws of the Province of Ontario (“7D Surgical”), Project Maple Leaf Acquisition ULC, an unlimited liability company incorporated under the laws of the Province of British Columbia and wholly owned subsidiary of the Company (“Purchaser Sub”), and Michael Cadotte and Joel Rose, as the 7D Surgical shareholders’ representatives.

Pursuant to the Arrangement Agreement, Purchaser Sub will acquire all outstanding shares of 7D Surgical, including those 7D Surgical shares issuable upon exercise of outstanding options, and 7D Surgical shall become a wholly owned subsidiary of the Company (the “Acquisition”). The Acquisition will be effected by way of an arrangement pursuant to the Business Corporations Act (Ontario).

The Company has agreed to acquire 7D Surgical for a total purchase price of US$110.0 million, consisting of $27.5 million in cash, and an aggregate of $82.5 million of shares of the Company’s common stock. Canadian-resident 7D Surgical shareholders may elect to receive in lieu of shares of the Company’s common stock, an equivalent number of Class B shares of Purchaser Sub (the “Exchangeable Shares”), which will be exchangeable on a 1:1 basis for shares of the Company’s common stock, subject to customary adjustments. The Company may require all outstanding Exchangeable Shares to be exchanged upon the occurrence of certain events and at any time following the fifth anniversary of the closing of the Acquisition. While outstanding, holders of Exchangeable Shares will be entitled to receive dividends economically equivalent to the dividends declared by the Company with respect to the Company’s common stock, but will not be entitled to cast votes on matters for which holders of the Company’s common stock are entitled to vote. The aggregate number of shares of the Company’s common stock issuable pursuant to the Acquisition (including upon exchange of Exchangeable Shares) is expected to be 4,289,848, which number of shares was based on the volume-weighted average price for the ten trading day period ending on the date prior to execution of the Arrangement Agreement. The purchase price for the Acquisition is subject to customary adjustments for 7D Surgical’s transaction expenses, cash, indebtedness and working capital.

The Arrangement Agreement contains customary representations, warranties, covenants and agreements of 7D Surgical, Purchaser Sub and the Company. The Acquisition is subject to, among other things, the approval of 7D shareholders at a special meeting expected to be convened by 7D Surgical, receipt of required regulatory and court approvals and third party consents, and other customary closing conditions. Approval by the Company’s stockholders is not required. The closing of the transaction contemplated by the Arrangement Agreement is anticipated to occur in the second quarter of 2021. The Arrangement Agreement also provides customary termination rights to each of the parties.

The foregoing description of the Arrangement Agreement is not complete and is qualified in its entirety by reference to the Arrangement Agreement, which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report:

Exhibit No.	Description

10.1†	Arrangement Agreement, dated March 22, 2021, by and among SeaSpine Holdings Corporation, 7D Surgical Inc. and Project Maple Leaf Acquisition ULC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Portions of this exhibit (indicated by asterisks) will be omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SEASPINE HOLDINGS CORPORATION

Date: March 23, 2021	By:	/s/ Patrick Keran
	Name:	Patrick Keran
	Title:	Senior Vice President, General Counsel